Exhibit 99.1

Press Release	Source: Empire Financial Holding Company

Empire Financial Holding Company Announces up to $10 Million Financing to Support Expansion

Thursday March 8, 8:30 am ET

LONGWOOD, Fla., March 8 /PRNewswire-FirstCall/ -- Empire Financial Holding Company (Amex: EFH - News), a full service brokerage, investment banking and investment advisory firm, today announced that it has finalized the terms of a transaction in which it proposes to sell in a private placement to accredited individual and institutional investors up to $10 million of units, which will consist of convertible debentures and Common Stock in the ratio of $9 million in principal amount of debentures and $1 million of Common Stock, as well as five-year warrants to purchase five shares of common stock for every one share of Common Stock included in the units. The debentures will have a term of five years, pay interest at 6.5% per annum, and are convertible to common stock at a price of $2.39 per share. The warrants are exercisable after six months from the date of issue at a price of $2.62 per share. Each share of common stock underlying the units is priced at $2.39, the closing price of the company’s common stock on March 6, 2007.

No units will be sold unless the company receives binding subscription agreements to purchase at least $8 million of the units. The closing is subject to listing approval by the American Stock Exchange and certain other substantive conditions. Proceeds of the offering will be used to support Empire’s continuing expansion.

William Blair & Company acted as financial advisor on the transaction.

About Empire Financial Holding Company

Empire Financial Holding Company, through its wholly owned subsidiaries, Empire Financial Group, Inc. and Jesup & Lamont, provides full-service retail brokerage services through its network of owned and independently operated offices. Through its market-making and trading division, the Company offers securities order execution services for unaffiliated broker dealers and makes markets in domestic and international securities. Empire Financial also provides Investment Banking services for clients as well as turn-key fee based investment advisory and registered investment advisor custodial services through its wholly owned subsidiary, Empire Investment Advisors, Inc.

Forward-Looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, without limitation, fluctuations in the volume of transactional services provided by the Company, competition with respect to financial services commission rates, the effect of general economic and market conditions, factors affecting the securities brokerage industry as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.